Exhibit 99.1

FOR IMMEDIATE RELEASE	August 18, 2005

JOHN S. BODE ELECTED TO VALSPAR BOARD

MINNEAPOLIS, MINNESOTA — The Valspar Corporation (NYSE-VAL), a leading coatings manufacturer, announced today that John S. Bode has been elected to the Valspar Board of Directors.

Mr. Bode, 57, has 35 years of experience in public accounting with KPMG LLP. He was elected to the partnership in 1981, retired in 2005 and specialized in the KPMG Commercial Practice. As partner in charge of several of KPMG’s largest Minnesota-based clients in manufacturing, agribusiness and food, Mr. Bode has broad experience in acquisition and divestiture transactions, financial reporting, risk assessment and interacting with client audit committees and boards of directors.

Thomas R. McBurney, Valspar’s Chairman, said “John Bode’s extensive experience with international companies will be a terrific asset as Valspar continues to expand its presence in the global coatings market. We are pleased to welcome him to our board.”

With fiscal 2004 sales of $2.4 billion, Valspar is a global leader in the paint and coatings industry, with a broad range of products including industrial, architectural, packaging, automotive refinish and floor coatings and specialty polymers and colorants.

Valspar shares are traded on the New York Stock Exchange under the symbol VAL. Valspar news releases and other investor information are available on the Internet at (www.valspar.com).

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller of Valspar at 612-375-7350.